Exhibit 10.1

ALSTON & BIRD LLP

John Latham

1201 W. Peachtree Street

Atlanta, Georgia 30309-3424

Telephone:  (404) 881-7915

Facsimile:  (404) 881-7777

john.latham@alston.com

Dimitri J. Nionakis

950 F Street NW

Washington, DC  20004

Telephone:  (202) 756-3158

Facsimile:  (202) 654-4948

dimitri.nionakis@alston.com

ATTORNEYS FOR THE SPECIAL

LITIGATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

THE CHEESECAKE FACTORY INC.

[Additional counsel listed on

signature pages]

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

WESTERN DIVISION

In Re THE CHEESECAKE FACTORY	)	Case No. CV-06-6234 ABC (MANx)
INCORPORATED DERIVATIVE	)
LITIGATION	)	STIPULATION OF SETTLEMENT
)
	)	Date: March 31, 2008
	)	Time: 10 a.m.
	)	Ctrm: 680
	)	Judge: Hon. Audrey B. Collins
)
This Document Relates To:	)
)
ALL ACTIONS	)
)
)
)
)

This Stipulation of Settlement dated as of February 11, 2008 (“the Stipulation”) is made and entered into by and among the following Settling Parties (as defined further in Section IV.1.16 hereof): (i) the Representative Plaintiffs (as defined in Section IV.1.12) on behalf of themselves and derivatively on behalf of The Cheesecake Factory Incorporated (“The Cheesecake Factory” or “the Company”), by and through their counsel of record in the Actions (as hereafter defined); and (ii) the Defendants identified below, by and through their respective counsel of record in the Actions.  The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined below in Section IV.1.10), upon and subject to the terms and conditions hereof.

I.                                         THE LITIGATION

The Cheesecake Factory, through its wholly-owned subsidiaries, operates over one hundred full-service restaurants in the United States under the name The Cheesecake Factory or Grand Lux Café, and also operates two bakery production facilities.  The Cheesecake Factory was founded in 1992, and its principal executive offices are located in Calabasas Hills, California.

This shareholder derivative action (the “Federal Action”) asserts claims on behalf of nominal defendant The Cheesecake Factory against certain members of its Board of Directors (“Board”) and certain top officers arising out of their alleged misconduct relating to The Cheesecake Factory’s stock options dating practices.  In addition to nominal defendant The Cheesecake Factory, the Defendants include David Overton, Michael Dixon, Max S. Byfuglin, Peter J. D’Amelio, Cheryl M. Slomann, Debby R. Zurzolo, Gerald W. Deitchle, Thomas L. Gregory, Jerome Kransdorf, Karl L. Matthies, Michael Nahkunst, Linda Candioty, and Wayne White (together, “the Individual Defendants”).

The Complaint in the Federal Action generally alleges that the Defendants granted, received, and concealed backdated stock options from 1997 to 2004.  The

Complaint further alleges that from 1997 to 2006, certain Individual Defendants were involved in preparing annual reports and proxy statements containing material overstatements of income and earnings due to the improper accounting for option expense.  In addition, the Complaint alleges that certain of the Individual Defendants engaged in unlawful insider trading based upon their alleged knowledge of material nonpublic information regarding the backdated options.  Finally, the Complaint claims that, due to Individual Defendants’ alleged conduct, The Cheesecake Factory was forced to undertake a costly internal investigation and respond to an informal inquiry by the SEC (“SEC Inquiry”).

In addition to this Federal Action, a separate group of plaintiffs brought several parallel derivative actions based on many of the same factual allegations in the Superior Court for the State of California asserting violations of California law, which have all been consolidated in Department 309 of the Los Angeles Superior Court and are identified by Lead Case No. BC355953 (the “State Action”).  The plaintiffs in the State Action have agreed to the terms of this Stipulation as evidenced by their signature below and agree to be bound by the Judgment described in Section IV.1.6 below and all parties to this Stipulation agree to entry of an order by this Court allowing the plaintiffs in the State Action to intervene under Rule 24(b) of the Federal Rules of Civil Procedure for the limited purpose of being bound by the terms of this Stipulation and the Judgment to be entered hereon.  The instant action and the State Action are collectively referred to herein as the “Actions.”

On January 4, 2007, The Cheesecake Factory’s Board formed a Special Litigation Committee consisting of an outside director, David Klock, Ph.D., to advise the Board regarding the disposition of the derivative claims in the Actions.  In October 2007, the Special Litigation Committee completed its investigation and concluded that a settlement of the Actions was in the best interests of the Company.

II.                                 DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants expressly have denied and continue to deny all charges of liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Actions.  The Individual Defendants assert that, at all relevant times, the Individual Defendants acted in good faith, and in a manner they reasonably believed to be in or not opposed to the best interests of The Cheesecake Factory and its shareholders.  The Individual Defendants assert that they would ultimately prevail on each and all of the claims and contentions alleged by the Representative Plaintiffs in the Actions.

Nonetheless, the Individual Defendants have concluded that further conduct of the Actions would be protracted and expensive, and that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation.  The Individual Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Actions.  The Individual Defendants have, therefore, determined that it is desirable and beneficial to The Cheesecake Factory that the Actions be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III.                             CLAIMS OF THE REPRESENTATIVE PLAINTIFFS AND BENEFITS    OF SETTLEMENT

The Representative Plaintiffs in each of the Actions believe that the claims asserted in the Actions have merit. However, counsel for the Representative Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Actions against the Defendants through trial and through appeals.  Counsel for the Representative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex lawsuits such as the Actions, as well as the difficulties, expense and delays inherent in such litigation.  Counsel for the Representative Plaintiffs also are mindful of the inherent problems of proof of and possible defenses to the claims asserted in the

Actions.  Counsel for the Representative Plaintiffs believe, and the Company and Individual Defendants acknowledge, that the settlement set forth in this Stipulation confers substantial benefits upon The Cheesecake Factory.  Based on their evaluation, counsel for the Representative Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Representative Plaintiffs and The Cheesecake Factory.

IV.                            TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Representative Plaintiffs (for themselves and derivatively on behalf of The Cheesecake Factory) and the Defendants, by and through their respective counsel that, subject to the approval of the Court in the Federal Action, entry of a Final Judgment as provided in this Stipulation, and satisfaction of all other conditions set forth herein, the Actions and the Released Claims shall be finally and fully compromised, settled and released, and the Actions shall be dismissed with prejudice, as to all Settling Parties.

1.             Definitions

The following terms have the meanings specified below:

1.1           “Defendants” means nominal party The Cheesecake Factory and any of its subsidiaries, and the Individual Defendants.

1.2           “Effective Date” means the first date by which all of the events and conditions specified in Section IV.6 of the Stipulation have been met and have occurred.

1.3           “Final” means the later of: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of such writ of review of the Judgment or, if such writ is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on writ of review to review the Judgment; or (c) if no appeal is filed, the expiration date for filing of any appeal from the Court’s Judgment approving the Stipulation substantially in the form of Exhibit A attached hereto; i.e., thirty (30) days after entry of the Judgment.

1.4           “Independent Director(s)” shall have the meaning set forth in Section IV.2.2.C.1 below.

1.5           “Individual Defendants” means David Overton, Michael Dixon, Max S. Byfuglin, Peter J. D’Amelio, Cheryl M. Slomann, Debby R. Zurzolo, Gerald W. Deitchle, Thomas L. Gregory, Jerome Kransdorf, Karl L. Matthies, Michael Nahkunst, Linda Candioty, and Wayne White.

1.6           “Judgment” or “Final Judgment” means the judgment to be entered by this Court, substantially in the form attached as Exhibit A.

1.7           “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.8           “Plaintiffs’ Settlement Counsel” means Lead Counsel for the Representative Plaintiffs in the Federal Action: Darren J. Robbins, Coughlin Stoia Geller Rudman & Robbins LLP, 655 West Broadway, Suite 1900, San Diego, CA92101, and Eric L. Zagar, Schiffrin & Barroway, LLP, 280 King of Prussia Road, Radnor, PA 19087.

1.9           “Related Persons” means The Cheesecake Factory’s past or present directors, officers, employees, controlling shareholders, attorneys, accountants, insurers, reinsurers and co-insurers, legal representatives, predecessors, successors, subsidiaries, spouses, heirs, any entity in which an Individual Defendant has a controlling interest, any members of an Individual Defendants’ immediate family, or any trust of which any Individual Defendant is the settlor or which is for the benefit of any Individual Defendant and/or member(s) of his/her family.

1.10         “Released Claims” shall collectively mean all claims (including “Unknown Claims,” as defined in Section IV.1.17 hereof), demands, rights, actions, liabilities, damages, losses, obligations, or causes of action, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been or could have been asserted through the Effective Date, by the Representative Plaintiffs or The Cheesecake Factory’s Shareholders on behalf of The Cheesecake Factory, against the Defendants or Released Persons, or any of them, that are based upon or related to the acts, events, facts, statements, omissions, or failures to act which were alleged or could have been alleged in either or both of the Actions through the Effective Date.  It is the intent of the Settling Parties that no action may hereafter be brought or prosecuted derivatively on behalf of The Cheesecake Factory which arises from or relates to the subject matter of the Actions.  For the avoidance of doubt, “Released Claims” shall not include any rights or claims by the Defendants under any policies of insurance or by the Individual Defendants against The Cheesecake Factory for indemnification, reimbursement and/or advancement of expenses, relating to the Actions or SEC Inquiry.

1.11         “Released Persons” means each and all of the Defendants and the Related Persons.

1.12         “Representative Plaintiffs” means Michael Freed, Ralph Kuhns, and Troy Siebels in the instant Federal Action and John McGee, Norman Rigotti, Gary Cullen and Seymour H. Sachs in the consolidated State Action.

1.13         “Representative Plaintiffs’ Counsel” means counsel that has appeared for any of the Representative Plaintiffs in the Actions.

1.14         “The Cheesecake Factory Shareholders” means all record or beneficial owners of The Cheesecake Factory common stock as of the Effective Date.

1.15         “Settlement” means commencing as of the Effective Date, the settlement of the Actions as provided in this Stipulation.

1.16         “Settling Parties” means, collectively, each of the Defendants and the Representative Plaintiffs on behalf of themselves and derivatively on behalf of The Cheesecake Factory.

1.17         “Unknown Claims” means any Released Claim which any Settling Party does not know or suspect to exist in such party’s favor at the time of the release of the Released Persons which, if known by such party, might have affected such party’s settlement with and release of the Released Persons, or might have affected such party’s decision not to object to this settlement.  With respect to any and all Released Claims, upon the Effective Date, the Settling Parties shall expressly waive, and by operation of the Judgment the Settling Parties and The Cheesecake Factory Shareholders shall have waived,  the provisions, rights, and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her  settlement with the debtor.

The Settling Parties and The Cheesecake Factory Shareholders by operation of the Judgment shall have expressly waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542.  The Settling Parties may hereafter discover facts in addition to or different from those which such party now knows or believes to be true with respect to the subject matter of the Released Claims, but the Settling Parties, The Cheesecake Factory Shareholders, and The Cheesecake Factory, upon the Effective Date, by operation of the Judgment shall have fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.

2.                                      Settlement of the Derivative Claims

2.1                                 Under this Stipulation and Settlement, the following corporate governance reforms are designed to improve corporate governance at The Cheesecake Factory, with the intent of increasing shareholder value.

2.2                                 Upon approval of the Settlement by this Court, and provided that all of the events and conditions specified in Section IV.6 of the Stipulation have been met and have occurred, The Cheesecake Factory shall maintain and/or adopt the corporate governance reforms set forth below within twelve months from the Effective Date, and these corporate governance reforms will be operative for a four (4) year period, unless otherwise provided herein.

A.                                    Board Composition

1.                            The Cheesecake Factory will increase the size of its Board of Directors by one additional Independent Director.

2.                            Each Committee of the Board of Directors shall be entitled to engage independent legal, financial or other advisors to assist them in properly carrying out their duties and responsibilities. These advisors will report directly to the Committee that engaged them.  It will be permissible for the same independent advisors to assist more than one Committee.

3.                            Each standing Committee of the Board of Directors shall have a written charter that is made available to the public on The Cheesecake Factory’s  website and that requires the Committee to meet no fewer than two times per year; however, the Audit Committee shall be required to meet no fewer than four times per year.

4.                            Without prior approval of the majority of the Independent Directors, no Independent Director may sit on the board of directors of more than two additional public companies.

5.                            The Independent Directors shall study and evaluate a potential proposal to the Board of Directors whereby the nominees for election as members to the Board of Directors  shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. If The Cheesecake Factory does not change its by-laws on or before the mailing of the definitive proxy statement related to the 2009 Annual Meeting of Stockholders, The Cheesecake Factory shall, in such proxy statement, provide the analysis and conclusion reached by the Independent Directors as to why the Board of Directors did not so modify the by-laws.

B.                                    Lead Independent Director

1                               The Board of Directors will maintain the position of Lead Independent Director, who shall be elected annually via secret ballot by a majority vote of the Independent Directors who shall cast ballots. The Lead Independent Director shall be responsible for coordinating the activities of the Independent Directors.  In addition to the duties of all members of the Board of Directors  (which shall not be limited or diminished by the Lead

Independent Director’s role), the specific responsibilities of the Lead Independent Director are to advise the Chairman of the Board or to undertake the following:

a.                                      Determine the appropriate schedule of Board of Directors meetings after consultation with the Chief Executive Officer/Chairman and with members of the Board of Directors, as necessary;

b.                                     Prepare agendas for the Board of Directors and Committee meetings after consultation with the Chief Executive Officer/Chairman;

c.                                      Assess the quality, quantity and timeliness of the flow of information from The Cheesecake Factory’s management that is necessary for the Independent Directors to effectively and responsibly perform their duties, including the right of the Lead Independent Director to specifically request the inclusion of certain material;

d.                                      Direct the retention of consultants who report directly to the Board of Directors;

e.                                      Meet annually with the Corporate Governance Committee to review its compliance with and implementation of The Cheesecake Factory’s  existing corporate governance policies and the process by which recommended revisions to corporate governance policies are submitted to the Board of Directors;

f.                                        Meet annually with the Compensation Committee to review its compliance with and implementation of The Cheesecake Factory’s policies and procedures for evaluating and undertaking executive and incentive based compensation, including stock options;

g.                                     Coordinate, develop the agenda for, and moderate executive sessions of the Independent Directors, and act as principal liaison between the Independent Directors and the Chairman of the Board and/or Chief Executive Officer on sensitive issues;

h.                                     Evaluate, along with members of the Compensation Committee and all members of the Board of Directors, the Chief Executive Officer’s performance and meet with the Chief Executive Officer to discuss the Board’s evaluation;

i.                                         Recommend the membership of Committees of the Board of Directors, as well as the selection of Committee Chairs; and,

j.                                         The Lead Independent Director shall have the authority to retain such counsel or consultants as the Lead Independent Director deems necessary to perform his or her responsibilities.

C.                                    Board Independence

1.                                      Two-thirds of the members of the Board of Directors shall be “Independent Directors” which means that each such member:

a.                                      Has not been employed by The Cheesecake Factory or its subsidiaries or affiliates within the last three calendar years;

b.                                     Has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the individual who serves as (i) an advisor, consultant, or legal counsel to The Cheesecake Factory  or to a member of its  senior management and (ii) a significant customer or supplier of The Cheesecake Factory;

c.                                      Has no personal services contract(s) with The Cheesecake Factory, or with any member of its  senior management;

d.                                     Is not a director, trustee or officer with a not-for-profit entity that receives significant contributions from The Cheesecake Factory;

e.                                      During the current calendar year or any of the three immediately preceding calendar years, has not had any business relationship with The Cheesecake Factory for which The Cheesecake Factory has been required to make disclosure under Regulation SK of the Securities and Exchange Commission (the “SEC”), other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a director joining the Board of Directors shall not in and of itself render the director non-independent;

f.                                        Is not employed by a public company at which an executive officer of The Cheesecake Factory is a member of such other company’s compensation committee;

g.                                     Has not had any of the relationships described above, with any controlled affiliate of The Cheesecake Factory;

h.                                     Is not a member of the immediate family of any

person who fails to satisfy the criteria described above; and,

i.                                         A director is deemed to have received remuneration (other than as a director, including remuneration provided to a non-executive Chairman of the Board, Committee Chairman, or Lead Director) if remuneration, other than de minimis remuneration, was paid by The Cheesecake Factory, its subsidiaries or affiliates, to any entity, in which the director has a beneficial ownership interest of 5% or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis if such remuneration is less than $60,000 in any calendar year, or if such remuneration is paid to an entity, it (i) did not for the calendar year exceed the lesser of $1 million, or 5% of the gross revenues of the entity; and (ii) did not directly result in a material increase in the compensation received by the director from that entity.

D.                                    Director Stock Ownership

The Cheesecake Factory’s non-employee directors shall not be eligible to receive any change-in-control payments or severance arrangements of any kind. For the avoidance of doubt, the acceleration of stock options and restricted grants shall not be deemed a payment or severance agreement under this paragraph.

E.                                      Director Education

Within 24 months of the Effective Date, each then member of the Board of Directors shall attend a director education program through an appropriate college or university e.g. Stanford Law School Directors College, Vanderbilt Directors College, Duke University or any other ISS approved director education program.  All new directors shall be required to attend a director education program within 12 months of election to the Board of Directors, unless such individual had already attended such program within the previous 36 months.

F.                                      Shareholder Meetings

Absent extraordinary circumstances, each member of the Board of Directors shall be required to attend each annual shareholder meeting in person.

G.                                    Compensation Practices

1.                                      In addition to other applicable legal requirements, The  Cheesecake Factory shall implement a plan and require the executives to agree in writing to a provision whereby they shall disgorge to The Cheesecake Factory the portion of bonus payments deemed appropriate by the Audit Committee that were directly predicated upon The Cheesecake Factory’s financial performance if (i) The Cheesecake Factory is required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement filed with the SEC, due to material noncompliance with any financial reporting requirement under the federal securities laws, and (ii) such bonus was directly based on such financial statements.

2.                                      The Compensation Committee shall select and retain an independent compensation consultant to provide advice and guidance to the Committee as needed.  In addition, the consultant shall, at such times as requested by the Committee, conduct a comparative market study of The Cheesecake Factory’s executive compensation policies, practices and procedures. This study shall be delivered to the Compensation Committee for its use in evaluating and revising, if necessary, the compensation structure for The Cheesecake Factory’s executives.

H.                                    Director Stock Ownership Requirements and Insider Trading Controls

The Cheesecake Factory may not buy stock from any member of the Board of Directors.  Applicable to any stock option grants made after the Effective Date, any corporate director or Board-appointed officer who acquires The Cheesecake Factory’s stock through the exercise of a stock  option must retain 33% of the net shares (after giving effect to the tax effects of such exercise to the individual) so acquired for at least 9 months or such earlier time as the individual ceases to be a director or officer of The Cheesecake Factory as a result of death, disability, illness, resignation, termination or other reason.

I.                                         Stock Option Practices

1.                                      All stock option plans adopted by The Cheesecake Factory shall clearly define the exercise price, grant date and fair market value of stock. The exercise price or value of any equity award shall be determined by fair market value of The Cheesecake

Factory’s stock on the date of grant. The fair market value of The Cheesecake Factory’s stock shall be the closing price (or closing bid, if no sales were reported) for a share of The Cheesecake Factory’s common stock on such day as quoted by the exchange or over-the-counter market on which the common stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market).  If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists.  If the common stock is not listed or quoted on an exchange or over-the-counter market, the Board of Directors or the Compensation Committee shall determine the fair market value in good faith.

2.                                      The date of grant of an option or other equity award shall be the date on which the Board of Directors or the Compensation Committee makes the determination granting such option or award. Determination shall be defined as the approval by the Board of Directors or the Compensation Committee of all key terms, which include name of grantee, amount of options or other equity awards to be granted, vesting schedule and expiration date.

3.                                      The substance of the following clauses shall be included in any current and/or subsequent equity incentive plan, whether subject to stockholder approval or not:

a.                                      “The exercise price for each stock option grant shall be at least 100% of the fair market value on the date of grant.”

b.                                     “The date of grant of a stock option shall, for all purposes,

be the date on which the Board of Directors or the Compensation Committee makes the determination granting such option.”  “Determination” shall be defined as approval by the Board of Directors or the Compensation Committee of all key terms, which include name of grantee, amount of stock options or other equity awards to be granted, vesting schedule and expiration date.

4.                                      The Cheesecake Factory shall give notice of the determination to each employee or consultant to whom a stock option is so granted as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the date of such grant.

5.                                      Plans shall comply with all legal requirements for proper disclosure and accounting and shall provide appropriate documentation for proper disclosure and accounting.

6.                                      Authority to grant stock option awards shall be limited to the full Board of Directors or the Compensation Committee, consisting of three or more Independent Directors, and shall not be delegated to any other person or body.

7.                                      Stock options and awards shall be granted only on pre-set dates which dates shall be set by the Compensation Committee prior to the beginning of the fiscal year in which the grants are to be made.  Provided, however, stock options or awards to new hires and promoted employeesshall be granted at the next regularly scheduled meeting of the Compensation Committee or the Board of Directors following the employee’s date of employment or promotion.

J.                                      Audit Committee

At least annually the Audit Committee shall meet with The Cheesecake Factory’s Internal Auditor (see below) and its independent auditors to review, discuss and approve The Cheesecake Factory’s accounting for stock-based compensation.

K.                                    New Officers

1.                                   The Cheesecake Factory shall have a full time compliance officer. The compliance officer will be responsible for oversight of all SEC filings and other disclosure issues of The Cheesecake Factory and shall establish appropriate procedures to ensure proper reporting and compliance. The compliance officer shall report directly to the General Counsel, with a “dotted line” of reporting to the Audit Committee, but at least once each year will attend a meeting of the Independent Directors.

2.                                      The Company shall have a full time Internal Auditor, with experience auditing the financial records of a public company, to provide continuous internal auditing and oversight functions to The Cheesecake Factory. The Internal Auditor shall report directly to the Audit Committee, with a “dotted line” of reporting to the Chief Financial Officer. The Internal Auditor will provide the Audit Committee with an annual work plan (including staffing and budget) for review and approval by the Audit Committee. The Internal Auditor will provide quarterly reports to the Audit Committee regarding progress and results on the annual work plan.

2.3           This Court shall retain jurisdiction during the term of this Stipulation to resolve any disputes between any of the parties in the Actions concerning the  corporate governance reforms set forth in Section IV.2.2 above.

2.4           In addition to the corporate governance reforms described in Section IV.2.2 of the Stipulation, Plaintiffs and Defendants stipulate and agree to the following terms and conditions of settlement:

A.                                    Repayment for Exercise Options

1.                                      The following Defendants shall pay the amounts set forth below to The Cheesecake Factory within five (5) business days from the Effective Date of this Settlement:

a.                                          The sum of Five Hundred Sixteen Thousand Dollars ($516,000) to be paid by Gerald Deitchle;

b.                                         The sum of Three Hundred Ninety Four Thousand Dollars ($394,000) or stock options with equivalent value (calculated as of the date of receipt) to be paid or received from David Overton;

c.                                          The sum of Ten Thousand Dollars ($10,000) or stock options with equivalent value (calculated as of the date of receipt) to be paid or received from each of Thomas Gregory, Wayne White and Jerome Kransdorf.

d.                                         Consistent with Paragraph 7.2 hereof, the above repayment for exercised options by these individuals is not deemed to be an admission by them or any Settling Party as to any wrongdoing or as to the merits of any claim, allegation, or defense.  Nor is the repayment designed to serve as restitution, disgorgement or penalty for any alleged wrongdoing.

B.                                    Tender Offer for Unexercised Options

The parties acknowledge that The Cheesecake Factory initiated a tender offer on February 6, 2007 by which certain misdated options were exchanged for options bearing the correct measurement date and that The Cheesecake Factory has eliminated approximately Three Million Four Hundred Thousand Dollars ($3,400,000) of “excess spread” through the tender offer. The members of the Board of Directors were aware of the Actions and the allegations contained therein at the time they decided to initiate the Tender Offer.

2.5                                 After negotiating the terms set forth above, Representative Plaintiffs and The Cheesecake Factory reached an agreement at arm’s length and in good faith on the amount of attorneys’ fees, costs and expenses The Cheesecake Factory will pay to Plaintiffs’ counsel in both of the Actions in connection with the Settlement (the “Fee and Expense Award”).  The Cheesecake Factory has agreed to pay a Fee and Expense Award of Two Million One Hundred Thousand Dollars ($2,100,000) as full and complete compensation to all of Plaintiffs’ counsels’ services (including reimbursement for costs and expenses) in the Actions, subject to Court approval of this settlement. The Fee and Expense Award shall be paid within five business days from the entry of the Order and Final Judgment by the Court approving the Settlement, pursuant to disbursement instructions to be furnished by Plaintiffs’ Settlement Counsel, or failing to receive such instructions then to the trust account of Plaintiffs’ Settlement Counsel.  Upon payment of the Fee and Expense Award as provided in this Section 2.5, the Defendants shall be discharged from any further liability for payment of Plaintiffs’ attorneys fees, costs or expenses in the Actions and any disputes by and among Plaintiffs’ counsel in the Actions as to division or allocation of the Fee and Expense

Award by and among themselves, shall be resolved by the Court on noticed motion.  In the event the Order Approving Settlement is reversed on appeal, the Fee and Expense Award shall be subject to repayment in accordance with the terms of Section IV.5.1 below.

2.6           The Judgment shall provide that, within five (5) business days from the Judgment being Final, Plaintiffs’ counsel in the State Action will file a Stipulation for Dismissal, with prejudice, of the State Court Action to be signed by all parties to that action (“State Court Stipulation for Dismissal”).  The State Court Stipulation for Dismissal shall expressly provide that the Plaintiffs in the State Court Action have intervened in the Federal Action, have joined in the Stipulation, agreed to be bound by the Final Judgment, and based thereon are dismissing the State Court Action.

2.7           While retaining their right to deny liability, the Actions are being settled voluntarily by the Parties to this Stipulation after consultation with their respective legal counsel.  The releases between the parties include releases of all counsel in the Actions.

2.8           The Board of Directors of The Cheesecake Factory shall ratify and adopt this Settlement to be effective upon the Effective Date.

3.             Releases

3.1           Upon the Effective Date, as defined in Section IV.1.2 hereof, the Representative Plaintiffs, individually and derivatively on behalf of The Cheesecake Factory Shareholders and by operation of the Judgment, shall be deemed to have, fully, finally, and forever released, relinquished, and discharged all Released Claims and any and all claims arising out of, relating to, or in connection with the settlement or resolution of the Actions against the Released Persons.

3.2           Upon the Effective Date, as defined in Section IV.1.2 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged each and all of the Representative Plaintiffs, and counsel to the Representative Plaintiffs, from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Actions or the Released Claims.

4.             Notice Order and Settlement Hearing

4.1           Promptly after execution of this Stipulation by all parties, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly request that the Court enter (i) an order approving the intervention in the Federal Action of the Plaintiffs in the State Court Action for the limited purpose of filing this Stipulation and seeking entry of the Judgment, and (ii) entry of an order (the “Notice Order”), substantially in the form of Exhibit B hereto, granting approval for publication of the Notice of Settlement of Derivative Action (the “Notice”), substantially in the form of Exhibit C hereto, to be published once in Investor’s Business Daily.  The Settling Parties shall also request the Court to schedule a hearing (the “Settlement Hearing”) to formally consider any objections that are filed in response to the Notice and approve the Settlement of the Actions as provided herein.

4.2           The Cheesecake Factory shall be responsible for the costs incurred in connection with providing the Notice to The Cheesecake Factory Shareholders.  Prior to the Settlement Hearing, Plaintiffs’ Settlement Counsel shall file with the Court an appropriate Declaration with respect to the preparation and publishing of the Notice.

5.             Representative Plaintiffs’ Counsel’s Attorneys’ Fees and Reimbursement of Expenses

5.1           If the Stipulation terminates, or is canceled, or does not become effective for any reason, or if the Judgment shall be reversed or modified upon appeal, within five (5) business days after written notice of such event is sent by counsel for Defendants to Plaintiffs’ Settlement Counsel, the Fees and Expenses (including interest) shall be refunded to The Cheesecake Factory by Counsel for the

Representative Plaintiffs, as referenced in Section IV.2.5 above.  By signing this Stipulation, Plaintiff’s Counsel agrees that its obligation to refund shall be joint and several.  Each such Representative Plaintiff’s Counsel’s law firm, as a condition of receiving such Fees and Expenses, on behalf of itself and each partner and/or shareholder, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the Stipulation.

6.             Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination

6.1           The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

(a)           this Court has entered the Judgment, or a judgment substantially in the form of Exhibit A attached hereto;

(b)           the Judgment has become Final, as defined in Section IV.1.3, above; and

(c)           the State Action is dismissed with prejudice after entry of the Final Judgment in the instant action, and this Court has entered an Order that the Representative Plaintiffs in the State Action are bound by the Judgment in the Federal Action.

6.2           If all of the conditions specified in IV.6.1 are not met, then the Stipulation shall be terminated subject to Section IV.6.3, unless all parties to this Stipulation mutually agree in writing to waive or modify any conditions that are not satisfied and otherwise agree to proceed with the Stipulation.

6.3           If the Stipulation is not approved by this Court, the State Action is not terminated as provided in Section IV.6.1(c) or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Actions as of the earlier of the Effective Date or February 8, 2008.  In such event, the terms and provisions of the Stipulation, with the exception of Sections IV.1.1-1.16, 5.1, 6.2-

6.3, 7.3-7.12 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Actions, the SEC Inquiry, or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

7.             Miscellaneous Provisions

7.1           The Settling Parties (a) intend to consummate this Stipulation; and (b) will cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and will use their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

7.2           The Settling Parties intend this Stipulation to be a final and complete resolution of all disputes between them with respect to the Actions.  The Stipulation compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, allegation, or defense.  While retaining their right to deny that the claims advanced in the Actions were meritorious, Defendants in any statement made to any media representative (whether or not for attribution) will not deny that the Actions were filed in good faith.  Neither the Representative Plaintiffs, nor their respective counsel, will issue any press release regarding the Settlement.  The Judgment will contain a statement that during the course of the Actions, the parties and their respective counsel at all times complied with the requirements of the Federal Rules of Civil Procedure, including Fed. R. Civ. P. 23 and 41 and comparable rules of the Superior Courts of the State of California.

7.3           Neither this Stipulation nor any act performed or document executed pursuant to or in furtherance of the Stipulation: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Individual Defendants and/or the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Individual Defendants and/or the Released Persons in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal.  The Defendants and the Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in any state or federal court to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

7.4           The Exhibits to this Stipulation are material and integral parts and are fully incorporated by this reference.

7.5           The Stipulation may be amended or modified only by a writing signed by or on behalf of all Settling Parties or their respective successors-in-interest.

7.6           This Stipulation and the attached Exhibits constitute the entire agreement among the parties, and no representations, warranties, or inducements have been made to any party concerning the Stipulation or its Exhibits, other than the representations, warranties, and covenants in such documents.  Except as otherwise provided, each party shall bear its own costs.

7.7           Plaintiffs’ Settlement Counsel are expressly authorized by the Representative Plaintiffs to take all appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation that they deem appropriate.

7.8           Each counsel or other Person executing the Stipulation or its Exhibits on behalf of any party warrants that such Person has the full authority to do so.

7.9           The Stipulation may be executed in one or more counterparts.  Each executed counterpart shall be deemed to be one and the same instrument.  A complete set of original executed counterparts shall be filed with the Court.

7.10         The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

7.11         The Court shall retain jurisdiction to implement and enforce the terms of the Stipulation, and all parties submit to the jurisdiction of the Court for such purposes.

7.12         This Stipulation and the Exhibits shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys as of the date set forth above.

COUNSEL IN FEDERAL ACTIONS

/s/	/s/
COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP Darren J. Robbins Travis E. Downs, III 655 West Broadway, Suite 1900 San Diego, CA 92101-3301 Telephone: (619) 231-1058 Facsimile: (619) 231-7423	ROSMAN & GERMAIN LLP Daniel L. Germain 16311 Ventura Boulevard, Suite 1200 Encino, CA 91436-2152 Telephone: (818) 788-0877 Facsimile: (818) 788-0885
/s/
COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP Shawn A. Williams Monique C. Winkler Aelish M. Baig 100 Pine Street, Suite 2600 San Francisco, CA 94111 Telephone: (415) 288-4545 Facsimile: (415) 288-4534	SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP Eric L. Zagar Robin Winchester 280 King of Prussia Road Radnor, PA 19087 Telephone: (610) 667-7706 Facsimile: (610) 667-7056
Co-Lead Counsel for Plaintiffs in Consolidated Federal Actions and Counsel for Plaintiffs Troy Siebels and Ralph Kuhns
Lead Counsel for Plaintiffs in Consolidated Federal Actions and Counsel for Plaintiff Michael Freed

/s/	/s/
IRELL & MANELLA LLP Charles E. Elder Kenneth R. Heitz David Siegel 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067-4276 Telephone: (310) 277-1010 Facsimile: (310) 203-7199	BUCHALTER NEMER Michael L. Wachtell Keith Bishop 1000 Wilshire Blvd., Suite 1500 Los Angeles, CA 90017 Telephone: (213) 891-5460 Facsimile: (213) 630-5760
Counsel for The Cheesecake Factory, Inc.

Counsel for David Overton, Michael J.

Dixon, Max S. Byfuglin, Peter J.

D’Amelio, Cheryl M. Slomann, Debby

R. Zurzolo, Thomas L. Gregory,

Jerome I. Kransdorf, Karl L. Matthies,

Michael Nahdunst, Linda Candioty,

Wayne H. White, and The Cheesecake

Factory, Inc.

/s/	/s/
ALSTON & BIRD LLP John Latham One Atlantic Plaza 1201 West Peachtree Street Atlanta, GA 30309 Telephone: (404) 881-7915 Facsimile: (404) 881-7913	SKADDEN ARPS SLATE MEAGHER & FLOM LLP Richard Marmaro 330 South Grand Avenue Suite 3400 Los Angeles, CA 90071 Telephone: (213) 687-5480 Facsimile: (213) 621-5480
Dimitri J. Nionakis The Atlantic Building 950 F Street NW Washington, DC 20004 Telephone: (202) 756-3158 Facsimile: (202) 654-4948
Counsel for Gerald Deitchle

Counsel to Special Litigation Committee of the Board of Directors of The Cheesecake Factory Incorporated

COUNSEL IN STATE ACTIONS

/s/	/s/
SOLTAN & ASSOCIATES Venus Soltan 4220 Von Karmen Avenue, Suite 200 Newport Beach, CA 92660 Telephone: (949) 729-3100 Facsimile: (949) 729-1527	ROBBINS UMEDA & FINK, LLP Brian J. Robbins Jeffrey P. Fink Shane P. Sanders 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3990
/s/

BARRETT, JOHNSTON &

PARSLEY

George E. Barrett

Douglas S. Johnston, Jr.

Timothy L. Miles

Laurel A. Johnston

217 Second Avenue, North

Nashville, TN  37201

Telephone: (615) 244-2202

Facsimile: (615) 252-3798

/s/
THE SHUMAN LAW FIRM Kip B. Shuman 801 East 17th Avenue Denver, CO 80218 Telephone: (303) 861-3003 Facsimile: (303) 830-6920 Counsel for Plaintiff Gary Cullen

Counsel for Plaintiffs Seymour H. Sachs and John McGee

/s/
ROBBINS UMEDA & FINK, LLP Brian J. Robbins Jeffrey P. Fink Shane P. Sanders 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3990

Counsel for Plaintiff Norman Rigotti

PROOF OF SERVICE

I am employed in the County of Los Angeles, State of California.  I am over the age of 18 and not a party to the within action.  My business address is 1000 Wilshire Blvd., Suite 1500, Los Angeles, California 90017-2457.

On February 27, 2008, I served the foregoing document described as STIPULATION OF SETTLEMENT (together with Exhibits A, B, and C thereto) on each interested party, as stated on the attached service list.

X                                  (BY MAIL)  I placed an original of the foregoing document in a sealed envelope addressed to each interested party, as stated on the attached service list.  I placed each such envelope, with postage thereon fully prepaid, for collection and mailing at Buchalter Nemer, P.C., Los Angeles, California.  I am readily familiar with Buchalter Nemer, P.C.’s practice for collection and processing of correspondence for mailing with the United States Postal Service.  Under that practice, the correspondence would be deposited in the United States Postal Service on that same day in the ordinary course of business.

Executed on February 27, 2008, at Los Angeles, California.

I declare under penalty of perjury that the foregoing is true and correct.

_

Violet Carrera
NAME

/s/
SIGNATURE

SERVICE LIST

David Siegel Kenneth R. Heitz Charles E. Elder IRELL & MANELLA LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 celder@irell.com	Richard Marmaro SKADDEN ARPS SLATE MEAGHER & FLOM LLP 330 South Grand Avenue Suite 3400 Los Angeles, CA 90071

Travis E. Downs III. Ellen Guiskoff COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP 655 West Broadway, Suite 1900 San Diego, CA 92101-3301 travisd@csgrr.com	Shawn A. Williams Monique C. Winkler Aelish M. Baig COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP 100 Pine Street, Suite 2600 San Francisco, CA 94111

Eric L. Zagar Robin Winchester Sandra G. Smith SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP 280 King of Prussia Road Radnor, PA 19087 ezagar@sbtklaw.com	Daniel L. Germain ROSMAN & GERMAIN, LLP 16311 Ventura Boulevard, Suite 1200 Encino, CA 91436-2152 germain@lalawyer.com

Brian J. Robbins Jeffrey P. Fink Shane P. Sanders ROBBINS UMEDA & FINK, LLP 610 West Ash Street, Suite 1800 San Diego, CA 92101	George E. Barrett Douglas S. Johnston, Jr. Timothy L. Miles Laurel A. Johnston BARRETT, JOHNSTON & PARSLEY 217 Second Avenue, North Nashville, TN 37201

Venus Soltan 4220 Von Karmen Avenue, Suite 200 Newport Beach, CA 92660	Kip B. Shuman THE SHUMAN LAW FIRM 801 East 17th Avenue Denver, CO 80218